Exhibit 10.01

THIRD AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of August 27, 2013 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and WILLIAM P. FOLEY, II (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of July 2, 2008, as amended on February 4, 2010 and August 1, 2012 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
Section 4 of the Agreement is replaced in its entirety with the following:
4.    “Salary. Effective as of August 27, 2012 and continuing during the Employment Term, the Company shall pay the Employee an annual base salary, before deducting all applicable withholdings, of no less than $850,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Board or the Compensation Committee of the Board (the “Committee”) to reflect, among other matters, cost of living increase and performance results (the aggregate amount of paid salary in any given year shall be referred to as the “Annual Base Salary”).”
IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATINOAL FINANCIAL, INC.

By:/s/ Michael L. Gravelle
Its: Executive Vice President, General Counel and Corporate Secretary
/s/ William P. Foley, II
WILLIAM P. FOLEY, II